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                                    EXHIBIT 8

           TAX OPINION OF JOHNSON SMITH PENCE DENSBORN WRIGHT & HEATH



                                January __, 1997


Signature Inns, Inc.
250 East 96th Street
Suite 450
Indianapolis, IN  46240

         Re:      Signature Inns, Inc.

Gentlemen:

         We have acted as counsel to Signature Inns, Inc. (the "Company"), in connection with the proposed offering and sale of up to 2,300,000 shares of the Company's Cumulative Convertible Preferred Stock, Series A (the "Preferred Stock"), pursuant to the registration statement on Form SB-2 originally filed with the Securities and Exchange Commission on September 26, 1996 (Registration No. 333-12735) (such registration statement and all amendments thereto are referred to hereinafter as the "Registration Statement").

         In acting as your counsel, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, including the Company's Amended and Restated Articles of Incorporation, Code of By-Laws and corporate minute books, other agreements and instruments, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company.

         In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         Based upon the foregoing and having regard for such legal questions as we have deemed relevant, it is our opinion that:

         The summary of the law and legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Consequences" is correct in all material respects and fairly summarizes the federal tax consequences that are material to a holder of the Preferred Stock.
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Signature Inns, Inc.
January ___, 1997
Page 2

         We call to your attention that we are members of the bar of the State of Indiana and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of Indiana, except for the federal income tax laws of the United States of America.

         This opinion is solely for the information of the Company and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with or delivered or communicated to any government agency or any other persons without our prior written consent, and no one other than the Company is entitled to rely on this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Federal Income Tax Consequences" in the Prospectus constituting part of the Registration Statement.

                                                      Very truly yours,

                                                      JOHNSON SMITH PENCE
                                                      DENSBORN WRIGHT & HEATH